Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-11 of Pacific Office Properties Trust, Inc. of our report dated October 1, 2008 relating to the Consolidated Statements of Revenues and Certain Expenses of POP SoCal Partners, LLC, which appears in such Registration Statement. We also consent to the use of our report dated August 7, 2008 relating to the Combined Statement of Revenues and Certain Expenses of the Buie Portfolio, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
February 5, 2009